UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Assertio Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

AMENDMENT NO. 1 TO PROXY STATEMENT

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment No. 1”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Assertio Holdings, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on April 12, 2021 for use at the Company’s annual meeting of stockholders, which will take place on May 11, 2021, is being made available to stockholders on April 30, 2021. Except as described in this Amendment No. 1, the information provided in the Proxy Statement continues to apply. To the extent that information in this Amendment No. 1 differs from or updates information contained in the Proxy Statement, the information in this Amendment No. 1 is more current. The Proxy Statement contains important additional information. This Amendment No. 1 should be read in conjunction with the Proxy Statement. Defined terms used but not defined in this Amendment No. 1 have the meanings set forth in the Proxy Statement.

CHANGES TO PROXY STATEMENT

The following text in the Proxy Statement regarding Proposal 2 is being amended by the Company pursuant to this Amendment No. 1 (underline and italics are in the original):

“Under no circumstance will we implement both the 2020 Reverse Split Proposal and Proposal 2 (2021 reverse stock split), if approved.”

In all sections of the Proxy Statement in which the foregoing appears (listed below), the text above is hereby amended to read as follows (added text in bold):

“Under no circumstance will we implement both the 2020 Reverse Split Proposal and Proposal 2 (2021 reverse stock split), if approved, in such a way that results in more than a 1-for-12 aggregate reverse split of the total issued and outstanding common shares of the Company.”

The foregoing text amendment is applicable to the following sections of the Proxy Statement:

1.                                      “GENERAL INFORMATION — Q: What is the difference between this year’s reverse split proposal and the reverse split proposal that stockholders approved at the 2020 Annual Meeting?” (Page 3 of the Proxy Statement)

2.                                      “PROPOSAL 2—THE REVERSE STOCK SPLIT AUTHORIZED SHARE REDUCTION PROPOSAL—Existing Reverse Split Authorization and Interaction With Proposal 3 (Authorized Shares Increase)” (Page 45 of the Proxy Statement)

Combined Effect of 2020 and 2021 Reverse Stock Splits. If Proposal 2 is approved, the following table sets forth the effect on our outstanding and authorized common stock under a potential combination of the 2020 Reverse Split Proposal and the 2021 Reverse Split Proposal reflecting the maximum aggregate reverse split ratio of 1-for-12. In all instances, the 2021 Reverse Split Proposal gives effect to the Authorized Share Reduction that would result upon implementation of Proposal 2.

2020 Reverse Split Ratio	2021 Reverse Split Ratio	Authorized Common Stock Post-Split	Common Stock Issued and Outstanding Post-Split	Common Stock Available for Issuance
1:4	1:3	66,666,667	14,454,119	52,212,548

Interaction with Proposal 3.  As previously stated in the Proxy Statement, under no circumstance will we implement both the 2020 Reverse Split Proposal and Proposal 3 (Increase in Authorized Shares Proposal). If the Board chooses to implement the 2020 Reverse Split Proposal, the Company will abandon the increase in authorized shares pursuant to Proposal 3.